Exhibit 99.1

AMERICAN COMMERCIAL LINES INC.
American Commercial Lines Inc. Expects Low Single-Digit EPS for Q1 2008
American Commercial Lines Inc. (Nasdaq: ACLI) (“ACL” or the “Company”) announced today that it expects net income for the first quarter ended March 31, 2008, to be in the low single-digit cents per diluted share. The Company’s performance in the first quarter was primarily impacted by fuel-price inflation and weather-related delays on the waterway and at the shipyard. In addition, the weak U.S. dollar has led to reduced commodity imports. As a result, there is increased hauling capacity in the gulf and barge price compression.
Michael P. Ryan, President and Chief Executive Officer, stated, “We wanted to provide investors and analysts with visibility prior to our May earnings call, considering the difference between Wall Street estimates and our actual results. We continue to make progress towards our stated objectives, and we are actively managing costs within our control. Historically, the first quarter of each year tends to be the most volatile. We will provide a full earnings release in early May, as well as additional commentary on our results during our first quarter earnings call.”
The Company also announced today the resignation of Jerry R. Linzey as Senior Vice President and Chief Operating Officer, effective immediately. Mr. Linzey will continue to serve as an employee of the Company through May 24, 2008, to facilitate a smooth transition. Also, effective immediately, Norb Whitlock will assume the role of Executive Vice President, Operations until a new Chief Operating Officer has been selected. Mr. Whitlock, a veteran of ACL and the marine transportation industry, has been with the Company since 1979. He has held several senior level positions with the company, including Chief Operating Officer.
American Commercial Lines Inc., headquartered in Jeffersonville, Indiana, is an integrated marine transportation and service company operating in the United States Jones Act trades, with approximately $1 billion in revenues and approximately 3,300 employees as of December 31, 2007. For more information about American Commercial Lines Inc. visit www.aclines.com.
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Forward-Looking Statements
This release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to risks, uncertainty and changes in circumstance. Important factors could cause actual results to differ materially from those expressed or implied by the forward-looking statements and should be considered in evaluating the outlook of American Commercial Lines Inc. Risks and uncertainties are detailed from time to time in American Commercial Lines Inc.’s filings with the SEC, including the Form 10-K for the year ended December 31, 2007. American Commercial Lines Inc. is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of changes, new information, subsequent events or otherwise.